Exhibit 99.3

Execution Version

FOURTH AMENDMENT
TO THE
FLUSHING BANK 401(k) SAVINGS PLAN

January 1, 2016 Restatement

The Flushing Bank 401(k) Savings Plan, originally effective as of September 1, 1987, as presently maintained under an amendment and restatement made effective as of January 1, 2016, is hereby amended as follows, effective for Profit Sharing and Retirement Account Contributions made for Plan Years beginning on or after January 1, 2020:

1.	The definition of “Eligible Employee” in Section 1.1 is hereby amended in its entirety to read as follows:

“An "Eligible Employee" means: (1) for purposes of 401(k) Contributions and Rollover Contributions, any Covered Employee who has met the eligibility requirements for making such contributions under Article III; and (2) for purposes of Matching and Special Annual Company Contributions, any Covered Employee who has met the eligibility requirements for receiving allocations of such contributions under Article III; and (3) for purposes of Profit Sharing and Retirement Account Contributions made for Plan Years beginning on or before January 1, 2019, any Covered Employee who has met the eligibility requirements for receiving allocations of such contributions under Article III; and (4) for purposes of Profit Sharing and Retirement Account Contributions made for Plan Years beginning on or after January 1, 2020, any Grandfathered Covered Employee who has met the eligibility requirements for receiving allocations of such contributions under Article III.”

2.	Section 1.1 is hereby amended by adding the following new definition immediately after the definition of “General Fund”:

“A "Grandfathered Covered Employee" means, for purposes of Profit Sharing and Retirement Account Contributions made for Plan Years beginning on or after January 1, 2020, a Covered Employee who either (1) was a Covered Employee on December 31, 2019 and has continued to be a Covered Employee at all times since December 31, 2019; or (2) had an outstanding offer letter from an Employer as of December 31, 2019, was hired by an Employer as a Covered Employee during January 2020, and has continued to be a Covered Employee at all times since such January 2020 date of hire.  Notwithstanding any other provision of the Plan, a Grandfathered Covered Employee who, for any reason, ceases to be a Covered Employee on or after January 1, 2020 shall also cease to be a Grandfathered Covered Employee as of the date he ceases to be a Covered

Employee and shall not again become a Grandfathered Covered Employee even if he again becomes a Covered Employee.”

3.	The last sentence of the first paragraph of Section 3.1 (“Eligibility”) is hereby amended by replacing “the following paragraph” (at the end thereof) with “the following paragraphs”.

4.	Section 3.1 (“Eligibility”) hereby amended by replacing the last paragraph thereof with the following three paragraphs:

“A Covered Employee shall become an Eligible Employee eligible to receive allocations of Matching and Special Annual Company Contributions as of the Enrollment Date next following the calendar month in which the Covered Employee has both attained age 21 and completed one year of Eligibility Service.

Prior to January 1, 2020, a Covered Employee shall become an Eligible Employee eligible to receive allocations of Profit Sharing and Retirement Account Contributions made for Plan Years beginning on or before January 1, 2019 as of the Enrollment Date next following the calendar month in which the Covered Employee has both attained age 21 and completed one year of Eligibility Service.

Effective January 1, 2020, a Grandfathered Covered Employee who was eligible to receive allocations of Profit Sharing and Retirement Account Contributions under the Plan immediately prior to January 1, 2020 shall continue to be an Eligible Employee eligible to receive allocations of such contributions on January 1, 2020.  Each other Grandfathered Covered Employee shall become an Eligible Employee eligible to receive allocations of Profit Sharing and Retirement Account Contributions as of the Enrollment Date next following the calendar month in which the Grandfathered Covered Employee has both attained age 21 and completed one year of Eligibility Service.  Notwithstanding any other provision of the Plan, in no event shall anyone other than a Grandfathered Covered Employee be an Eligible Employee eligible to receive allocations of Profit Sharing and Retirement Account Contributions made for Plan Years beginning on or after January 1, 2020.”

5.	Section 3.2 (“Transfers of Employment”) is hereby amended by adding the following two new paragraphs at the end thereof:

“Notwithstanding the preceding paragraph, if, on or after January 1, 2020, an Employee is transferred directly from employment with an Employer or with a Related Employer in a capacity other than as a Covered Employee to employment as a Covered Employee, he shall become an Eligible Employee (for all purposes of the Plan other than Profit Sharing and Retirement Account Contributions) as of the date he is so transferred if prior to such transfer date he has met the eligibility requirements for Matching and Special Annual Company Contributions under Section 3.1. Otherwise, the eligibility of a person who is so transferred to participate in the Plan shall be determined in accordance with Section 3.1.

In no event shall anyone become an Eligible Employee eligible to receive allocations of Profit Sharing and Retirement Account Contributions as a result of such a transfer on or after January 1, 2020.”

6.	Section 3.3 (“Reemployment”) is hereby amended by adding the following two new paragraphs at the end thereof:

“Notwithstanding the preceding paragraph, if a person who terminated employment with an Employer and all Related Employers is reemployed as a Covered Employee on or after January 1, 2020 and if he had met the eligibility requirements for Matching and Special Annual Company Contributions under Section 3.1 prior to his termination of employment, he shall again become an Eligible Employee (for all purposes of the Plan other than Profit Sharing and Retirement Account Contributions) on the date he is reemployed. If such person was not an Eligible Employee prior to his termination of employment, but had satisfied the requirements of Section 3.1 for Matching and Special Annual Company Contributions prior to such termination, he shall become an Eligible Employee (for all purposes of the Plan other than Profit Sharing and Retirement Account Contributions) as of the later of the date he is reemployed or the date he would have become an Eligible Employee for purposes of Matching and Special Annual Company Contributions in accordance with the provisions of Section 3.1 if he had continued employment as a Covered Employee.

In no event shall anyone become an Eligible Employee eligible to receive allocations of Profit Sharing and Retirement Account Contributions as a result of reemployment on or after January 1, 2020.”

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EXECUTED at Uniondale, New York this 21st day of January, 2020.

FLUSHING BANK

By: /s/ Ruth Filiberto

Title: Director of Human Resources